Exhibit 10.2.1 - Board Service Agreement - Lou Silverman.

                        [QUALITY SYSTEMS INC. LETTERHEAD]

May 31, 2005

Mr. Lou Silverman
18191 Von Karman Avenue
Suite 450
Irvine, CA 92612

      Re: Board Service Agreement

Dear Lou:

      Congratulations on your recent appointment to the Quality Systems, Inc. (the "Company") Board of Directors (the "Board"). This letter will confirm the agreement between you and the Company that, in the event your employment with the Company is terminated for any reason, you shall tender resignation of your Board position to be effective concurrently with the termination of your employment. Your agreement to resign under the aforementioned terms shall be binding throughout your current term as a director and any and all subsequent terms. Your resignation shall be effective whether or not it is accepted or acted upon by the Board.

      This letter agreement is not intended to alter the existing terms of an existing employment agreement between you and the Company, if any, and, to the extent that there is any inconsistency between the terms of this letter agreement and any such existing employment agreement, the existing employment agreement shall govern.

      If you agree to the foregoing, please sign below and return one copy of this letter to the Company's Secretary, which thereupon shall constitute an understanding with respect to the subject matter contained herein and shall be a binding agreement between you and the Company.

                                             Very truly yours,

                                             QUALITY SYSTEMS, INC.


                                             s/PAUL HOLT
                                             -----------
                                             Paul Holt, Chief Financial Officer

AGREED TO AND ACCEPTED:


s/ LOU SILVERMAN
--------------------------------
Lou Silverman

Date: May 31, 2005